Exhibit 10.16

(Execution Version) SHAREHOLDERS'AGREEMENT DATE D THI S 2 5 DA Y OF April 2023 BY AND BETWEEN THE SHAREHOLDERS AS SET OUT IN APPENDIX 1 AND NANYANG BIOLOGICS PTE. LTD.

TABLE OF CONTENTS

CLAUSE		PAGE
1.	DEFINITIONS AND INTERPRETATION	3
2.	EFFECTIVE DATE	7
3.	SHAREHOLDERS	7
4.	BUSINESS	8
5.	BOARD OF DIRECTORS	9
6.	GENERAL MEETINGS	11
7.	DEADLOCK	12
8.	ISSUE OF NEW SHARES AND/OR SHARE EQUIVALENTS	12
9.	TRANSFER OF SHARES	14
10.	COMPULSORY TRANSFERS	15
11.	RESTRICTIVE COVENANTS	17
12.	REPRESENTATIONS AND WARRANTIES	19
13.	DURATION AND TERMINATION	19
14.	THE CONSTITUTION	20
15.	CONFIDENTIALITY	20
16.	CONTINUING EFFECTS OF THIS AGREEMENT	21
17.	ENTIRE AGREEMENT	21
18.	NOTICES	22
19.	GENERAL	22
20.	GOVERNING LAW AND JURISDICTION	24
APPENDIX 1		26
APPENDIX 2		27
APPENDIX 3		29
APPENDIX 4		34
APPENDIX 5		35

3 THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is made on the day of 2023 among: (1) NANYANG BIOLOGICS PTE . LTD . (Company Registration No . 202116184 H), a company incorporated and existing under the laws of Singapore and having its registered address at 10 Anson Road, # 25 - 06 International Plaza, Singapore 079903 (the "Company") ; and (2) The persons whose names and addresses are set out in Appendix 1 (the "Shareholders" and each a "Shareholder"), (collectively, the "Parties" and each, a "Party"). WHEREAS: (A) The Company is a private company limited by shares incorporated in Singapore. (B) Immediately following the allotment and issuance of the Subscription Shares to (i) Joyre Group Pte . Ltd vide a term sheet dated 24 July 2022 ("JG Agreement") ; and (ii) AIDG vide a subscription agreement dated 10 September 2022 ("AIDG Agreement"), the shareholding structure of the Company will be as set out in Clause 3 . (C) The Parties have agreed to regulate the affairs of the Company and the respective rights of each Shareholder on the terms and subject to the conditions of this Agreement. NOW IT IS HEREBY AGREED as follows: 1. DEFINITIONS AND INTERPRETATION 1. In this Agreement, unless the subject or context otherwise requires: "ACRA" means Accounting and Corporate Regulatory Authority of Singapore ; "Act" means the Companies Act 1967 of Singapore as may be amended, modified or supplemented from time to time ; "Affiliate" means, with respect to any entity or person, all entities which are controlling, controlled by or under common control with such entity or person (including any investment vehicle of such entity or person), or in relation to an individual, his family and relatives, as well as any business, company or corporation which they have an interest in, and "control" shall mean the power to elect or appoint a majority of directors or to direct the management of the first - mentioned entity, or the ownership of more than 50 % of the voting rights of any class of shares or other equity interests or registered capital of such entity ; "Agreement" means this shareholders' agreement as amended, supplement or otherwise modified from time to time ; "AIDG" means AID Genomics Pte . Ltd .; "Board" means the board of Directors of the Company for the time being ;

4 "Business" shall have the meaning ascribed to it in Clause 4 . 1 ; "Business Day" means any day on which the commercial banks in Singapore are open for business (exclud i ng Saturdays, Sundays and gazetted public holidays in Singapore); "Confidential Information" has the meaning ascr i bed to it in Clause 15.1; "Constitution " means the constitution of the Company from t i me to time; "Deed of Adherence" means the deed of adherence in the form set out in Append i x 5 ; " Default Auditor" means such auditor as may be jointly nominated by the Non - Defaulting Shareholders for the purposes of Clause 10.3; "Default Events" has the meaning ascribed to it in Clause 10.1, and " Default Event" shall be const r ued accordingly; "Default Transfer Notice" has the meaning ascr i bed to it in Clause 10.2; "Director" means a d i rector of the Company for the time being; "Effective Date" means the date of completion of the issue and subscription of the Subscription Shares in accordance with the JG Agreement and AIDG Agreement; " Encumbrances " means , in relation to any asset: (a) any charge , claim, hypothecation, lien, mortgage , power of sale , retention of title or secur i ty interest of any kind over and in respect of such asset; and ( b ) any right of pre - emption , first offe r , fi r st refusal, tag - along or drag - along of any kind to which such asset is subject or any right or option for the sale or purchase of such asset ; and " Encumber " shall be const r ued accordingly ; "Founder Co " means Apexus Therapeutics Pte . Ltd .; " Group " means the Company and i ts Subsidia r ies from time to time , and the expressions "member(s) of the Group" and " Group Company(ies)" shall be construed accord i ngly ; "Intellectual Property" means all (a) inventions (whether patentable or not), patents, utility models , petty patents, registered designs, des i gn rights , database rights , copyright and related rights , moral r i ghts, trademarks , service marks , logos, get up , trade names, business names , domain names (in each case whether registered or unregistered) , and including any applications for registration and any renewals or extensions of any of the above, and all rights or forms of protection having equivalent or similar effect or nature anywhere in the world and for the full duration of such rights (including any extensions and renewals and rights of priority) and all applications and rights to apply for the protection of the foregoing rights ; (b) rights under licenses, consents, orders statutes or otherwise i n relation to a right under sub - paragraph (a) above ; (c) rights having equivalent or s i milareffect or nature as to those in sub - paragraphs (a) and (b) which now or i n the future may subsist ; and , in each case, the goodwill attaching to any of the above,

5 rights to sue for passing off or for unfair competition, all Know How, confidential information and trade secrets and any rights or forms of protection of a similar nature or having equivalent or similar effect which subsist anywhere in the world ; "JG" means Joyre Group Pte. Ltd.; "Know How" means all know how, trade secrets and confidential information in any form (including paper and electronically stored data) , including financial and technical information, drawings, formulae, test results, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, price sensitive information, market research reports, information relating to research, development and business development and any information derived from any of the above ; "Laws" means any applicable statute, act, code, law (including common law and equity), regulation, ordinance, legislation, decision, directive , decree, order, instrument, rule, policy or regulation and other legislative measures or decisions having the force of law, treaties, conventions, rules of common law and other laws of, or having effect in, any jurisdiction from time to time ; "New Securities" means any Shares or Share Equivalents; "Ordinary Shares" means the ordinary shares in the capital of the Company; "Permitted Transferee" has the meaning ascribed to it in Clause 9 . 3; "Qualified IPO" means an initial public offering (the "IPO") of the shares of the Company on The Stock Exchange of Hong Kong Limited, the Singapore Exchange or NASDAQ and/or other internationally recognised stock exchange (the "Stock Exchange") with a post - lPO market capitalisation of at least USD 20 million . "Qualified Trade Sale" means a sale of the entire equity interest of the Company at a consideration of no less than USD 20 million . "Recognised Securities Exchange" has the same meaning as ascribed to it in the Securities and Futures Act 2001 of Singapore ; "Relevant Transferor" has the meaning ascribed to it in Clause 9.3; "Roland Ong" means Roland Ong Toon Wah; "Shares" means any share in the capital of the Company of whatever class, including the Ordinary Shares and preferred shares ; "Share Equivalents" means any options or other securities or obligations which are by their terms convertible into or exchangeable or exercisable for Shares ; "Shareholders" means any person registered in the electronic register of members of the

6 Company maintained with ACRA as the holder of a Share from time to time, and each a " Shareholder " , be i ng the person(s) whose name(s) and address(es) are set out in Appendix 1 from t i me to time ; " Subscription Shares " means the Ordinary Shares allotted and issued by the Company to JG and AIDG respectively, in the proportions as set out opposite its respective names in Clause 3 , in accordance with the terms of the JG Agreement and AIDG Agreement , respectively .; " Subsidiary" has the meaning ascribed to it by Section 5 of the Act, and the expression " Subsidiaries" shall be construed accordingly; "Surviving Clauses" means Clauses 14 (Const i tution) , 15 (Confidentiality), 17 (Entire Agreement) , 19 (Gene r al) and 20 (Governing Law and Jurisdiction) ; " Transfer' ' means, in relation to any Shares , directly or indirectly , to : (a) sell , ass i gn , dispose of , transfer , give or lend any such Shares; (b) grant , issue, sell, accept, assume or pu r chase, any opt i on, right or warrant to purchase or sell (as the case may be) any such Shares (including any right of first offer, right of first refusal or other pre - emptive right) ; (c) enter into any transaction relating to any such Shares having a similar effect as any of the foregoing (includ i ng any derivative transaction , whether settled by delivery of any secur i ties , payment of cash or otherwise) ; or (d) offer or agree to enter into any of the foregoing ; and "USD " means United States Dollars , the lawful cur r encyof the United States of America 2. In this Agreement , unless the context otherwise requi r es: (a) references to this Agreement include references to this Agreement and its recitals, appendices and schedules or such other document , each of which forms part of this Agreement for all purposes , as varied , supplemented and/or replaced in any manner from t i me to time ; (b) references to a " Party" is a reference to a party to this Agreement (whether by virtue of executing t h is Agreement or entering into a Deed of Adherence to it) and , where relevant , be deemed to be references to or to include , as appropr i ate , their respective lawful successors, assigns or transferees , and "Parties" shall be construed accordingly ; (c) references to recitals, clauses , appendices, schedules and sub - d i visions of them are references to the recitals and clauses of , and appendices and schedules to , this Agreement and sub - div i sions of them respectively ; (d) references to any enactment , subsidiary legislation or regulatory instrument shall be deemed to include references to such enactment as re - enacted, supplemented, amended or extended and any subordinate leg i slation made from time to time under it ;

7 (e) references to a "person" includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality ; {f) references to any one gender includes all genders and references to the singular shall include the plural and vice - versa ; (g) references to a document "in the agreed form" is to the form of the relevant document agreed between the Parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of such Parties) ; {h) references to "fully - diluted" means on the basis of the total number of outstanding Ordinary Shares assuming all convertible securities (including preference shares) are converted or exchanged and all rights , options or warrants to subscribe for or acquire shares are exercised (not including all Ordinary Shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the Company) ; (i) references to a time of day is a reference to the time in Singapore, unless a contrary indication appears ; and U) if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day . 1.3 . Headings are inserted for convenience only and shall be ignored in construing this Agreement. 2. EFFECTIVE DATE 1. Subject to the provisions of this Agreement , this Agreement shall become effective on the allotment and issuance of Subscription Shares to AIDG and JG in accordance with the terms of the JG Agreement and AIDG Agreement respectively (the "Effective Date") and shall continue in full force and effect without limit in point of time until the Parties agree in writing to terminate this Agreement, PROVIDED THAT this Agreement shall : (a) cease to have effect as regards any Party (other than the Company) who does not hold or ceases to hold any Shares ; and (b) cease to have effect in the event the allotment and issuance of Subscription Shares to AIDG and JG does not take place in accordance with the terms of the JG Agreement and AIDG Agreement respectively, save for any of its provisions which are expressed to continue in force after termination and save that nothing in this Clause 2 shall release any Party from liability for breaches of this Agreement which occurred prior to its termination . 3. SHAREHOLDERS 3.1 Shareholding As at the Effective Date, the Company's share capital shall comprise 1 , 000 , 000 fully paid - up Shares which shall be held by the Shareholders in the proportions as set out below opposite its name :

8 % of Shareholding Number of Ordinary Shares Name of Shareholder 60% 600,000 Roland Ong 20% 200,000 Founder Co 15% 150 , 000 AID Genomics Pte Ltd 5% 50,000 Joyre Group Pte Ltd 100% 1 , 000,000 TOTAL 2. Shareholder obligations Each of the Shareholders shall exercise all rights available to them in relation to the Company , and shall procure that the Directors appointed by it in accordance with Clause 5 , take such actions to ensure that : (a) the Company complies with the terms of this Agreement from time to time ; (b) the business of the Company consists exclusively of the Business ; and (c) the Company complies with its Constitut i on and all applicable Laws as well as the terms and conditions of any licence , permit or consent by which the Company is bound at all times, provided that at all times, the Directors shall not be compelled to take any action that will result in breach of their duties under Law (including their fiduciary duties to the Company) as a director of the Company . 3. Good Faith (a) All transactions entered into between each Shareholder (including its respective Affiliates) and the Group shall be conducted in good faith. (b) Each Party shall at all times act in good faith towards the other with respect to its obligations in this Agreement and any dispute that may arise hereunder. 4. BUSINESS 1. Business The business of the Group shall be to carry on: (a) the research and development, manufacturing, marketing , sale and distribution of licensed products in the field of medical supplements and drugs ; and (b) such other business or activities as may from time to time be agreed in writing by the written consent of the Shareholders , (collectively , the "Business").

9 2. Conduct of Business The Shareholders agree to co - operate with each other to procure the Company and its subsidiaries to proceed with the Business in all respects and to continue to pursue the same with reasonable despatch . The Shareholders shall procure that the Business is conducted in the best interests of the Company and its shareholders on sound commercial profit - making principles so as to generate maximum profits available for distribution, subject to applicable Laws . 3. Arm's length dealings Any dealings between the Company and any of the Shareholders or any of their Affiliates shall be on normal arm's length terms negotiated between the relevant parties and no such person shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company . 5. BOARD OF DIRECTORS 1. Number The Board shall consist of five (5) members or such other number as the Board may resolve from time to time . 2. Composition The members of the Board on the Effective Date shall consist of three (3) members, the composition of which shall consist of one (1) director nominated by AIDG . Save for AIDG, any Shareholder holding at least 20 % of Shares shall have the right to request for one (1) Board seat, subject to the maximum size of the Board not being breached . 3. Chairman The Chairman of the Board shall be Roland Ong or such other person as the Shareholders may resolve from time to time . The Chairman of the Board shall have a casting vote . 4. Removal and appointment ( a ) During the period which Roland Ong remains a shareholder of the Company, Roland Ong shall have the right to appo i nt and maintain in office four (4) persons (each, a "Roland Ong Director") as he may from time to time nominate as a Director of the Company . ( b ) The right of appointment of the Directors conferred on the Shareholders shall include the right at any time and from time to time to remove from office and to determine the period which such persons shall hold office as Director . Whenever a Director ceases to be a Director for any reason whatsoever, the party which appointed h i m shall be entitled to appoint another person to replace him as a Director . (c) In the event that the (i) the Board consists of five (5) members ; and (ii) a Shareholder holding at least 20 % of Shares requests for one (1) Board seat, Roland Ong may at his discretion, remove from the Board a sufficient number of Roland Ong's Directors in order that the Board will comprise no more than five (5) Directors .

10 5. Alternate director A Director may at any time and from time to time appoint any other person (other than another Director) to be his alternate, and to remove such alternate Director . Such alternate Director shall be entitled while holding office as such, to receive notices of Board meetings and to attend and vote at any such Board meetings at which the Director appointing him is not present and to exercise all the authorities, powers and rights and perform all the functions of his appointer thereat . 6. Quorum The quorum for all meetings of the Board shall be two (2) Directors present at the commencement and throughout the whole of the meeting . If within half an hour after the time fixed for the meeting, the Directors constituting the quorum are not present, the meeting shall be adjourned and reconvened to discuss the same agenda on the fifth working day at the same time of the day and the same venue subject to the quorum set out in this Clause 5 . 6 . 7. Proceedings at board meetings The Directors may meet at any place for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit . A Director may participate at a meeting of Directors by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, without a Director being in the physical presence of another Director in which event such Director shall be deemed to be present at the meeting . A Director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting . Unless otherwise agreed unanimously by the Directors, a Board meeting shall be held at least once every three (3) months . 8. Notice At any time, any Director may, and the Secretary on the requisition of a Director shall, summon a meeting of the Directors . At least seven (7) days' notice in writing of each meeting of the Board shall be given to each Director of the Company at the email address from time to time provided by him to the Company for such purpose and such notice shall be accompanied by an agenda of the matters to be considered at the meeting . Any Director may waive notice of any meeting and any such waiver may be retroactive and for this purpose, the presence of a Director at the meeting shall be deemed to constitute a waiver on his part . No decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid or waiver of such notice has been given in respect of such matter by all of the members of the Board . 9. Directors' interest In the event of a conflict of interest arising whereby a Director is required to abstain from voting on the matter, the conflicted Director shall not vote but he shall be counted towards the quorum for the purpose of the Board meeting . 10. Resolutions Subject to Clause 5 . 12 , all questions and issues arising at a Board meeting shall, except as provided in this Agreement or otherwise required by any applicable law, be decided in accordance

11 with the votes of a simple majority of votes of the Directors . The Chairman of the Board shall have a casting vote in case of an equality of votes . 11. Resolutions in writing Without prejudice to Clause 5 . 10 , a resolution in writing signed by a majority of Directors appointed to the Company for the time being shall be as effective as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form, each signed by one or more Directors . The expression "in writing " and "signed" include approval by digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Director . 12. Board Reserved matters Notwithstanding anything to the contrary expressed or implied elsewhere in this Agreement or in the const i tution of the Company, each of the Shareholders jointly and severally agrees and undertakes to procure, that no action or decis i on in respect of any matter specified in Appendix 2 shall be taken, unless the matter is brought before the Board and at least three (3) Directors vote in favour of such an act i on . 6. GENERAL MEETINGS 1. Quorum Notwithstanding anything to the cont r ary in the Constitution, the quorum for a general meeting of the Company shall be such number of Shareholders that hold in aggregate, a majority of Shares present throughout that general meeting . If within half an hour after the time fixed for the meeting, the Shareholders constituting the quorum are not present, the meeting shall be adjourned and reconvened and any one (1) Shareholder present throughout such adjourned general meet i ng shall constitute a quorum . 2. Voting All questions and issues arising at a general meeting of the Company shall, except as provided in this Agreement or otherwise required by an applicable law , be decided in accordance with the votes of a simple majority of the Shareholders . 3. Resolutions in Writing A resolution in writing signed by the Shareholders shall be as effective as a resolution duly passed at a general meeting of the Company and may consist of such documents in the like form , each signed by one or more Shareholders . The expressions " in writing" and "signed" shall include approval by digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Shareholder . 4. Notice The notice of a general meeting of the Company shall set out an agenda identifying in reasonable detail the matters to be discussed .

12 6.5 Proceedings Without prejudice to Clause 6 . 1 , the Shareholders may meet together in person or by telephone, teleconference or s i milar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating i n the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit . A resolution passed by such a conference shall, notwithstanding that the Shareholders are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Shareholders held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed , all the Shareholders participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting . 7. DEADLOCK 1. In the event that a general meeting of Shareholders or a meeting of the Directors cannot be convened because of the absence of the requisite quorum or tie vote results, after a period of 60 days or after five successive attempts, whichever is the earlier, and such matter or event adversely affects the continued operations of the Company, a deadlock (the " Deadlock") shall be deemed to arise . 2. Upon the occurrence of any Deadlock, the Shareholders shall, and shall procure the Directors to, negotiate in good faith with each other with a view to resolution of such matter within 14 days after the date of occurrence of the Deadlock ("Deadlock Expiration Period " ) . 3. Upon the resolution of such matter in accordance with Clause 7 . 2 , the Directors shall be bound to give effect to the agreement reached between the Shareholders in respect of such matter . 4. If upon the expiration of the Deadlock Expiration Period the Deadlock cannot be resolved , then the subject matter of the Deadlock shall either (a) to the most practical extent remain status quo ; or (b) if it i nvolves legal or regulatory requirements which require the Company to make certain decisions or undertake certain actions in connection with the Business, the Managing Director is authorised to make such decisions and to take such actions to preserve the business of the Company as a going concern . 8. ISSUE OF NEW SHARES AND/OR SHARE EQUIVALENTS 1. Restriction on issuance of New Securities If the Company proposes to allot and issue any New Securities to one or more parties ("Prescribed Person(s)") at a valuation which is : (a) lower than or equa l to the pre - money valuation of USD10,000 , 000 ("Benchmark Valuation") , the Company shall : (i) first offer in writing (including details of the number and price of such New Securities) all such New Securities to AIDG on the same terms and at the same price as offered to the Prescribed Person(s) , who shall have the sole right, but not the obligation, to subscribe for any part of such New Securities ; ( ii ) to the extent AIDG does not accept the offer, subscribe and pay for all such New Securities within ten (10) Business Days after the date of the offer (inclusive), offer in writing the balance New Securities not subscribed by AIDG (including details of the number and subscription price of such New Securities) to all other Shareholders (excluding AIDG) ("Subscribing Shareholders") on a pari passu and pro rata basis to the number of Shares (on an as-converted basis) held by those holders (as nearly as may be without involving fractions); and

(iii) to the extent any Subscribing Shareholder does not accept the offer, subscribe and pay for its pro-rata share and excess subscription (if any) of such New Securities within ten (10) Business Days after the date of the offer (inclusive), the remaining New Securities shall be allotted to the Prescribed Person(s) or any other person as the Directors may determine, at the same price and on the same terms as the offer to the Subscribing Shareholders.

(iv) in the event that AIDG does not subscribe to the New Securities, the Company shall issue new shares, or any of other shareholders shall transfer to AIDG at nil consideration so that upon completion of the issue of New Securities, AIDG shall continue to hold not less than fifteen percent (15%) (on a fully-diluted basis) of the entire issued share capital of the Company.

(b) higher than the Benchmark Valuation, the Company shall:

(i) first offer in writing (including details of the number and price of such New Securities) to all such New Securities to all Shareholders on a pari passu and pro rata basis to the number of Shares (on an as-converted basis) held by those holders (as nearly as may be without involving fractions), on the same terms and at the same price as offered to the Prescribed Person; and

(ii) to the extent any Shareholder does not accept the offer, subscribe and pay for its pro-rata share and excess subscription (if any) of such New Securities within ten (10) Business Days after the date of the offer (inclusive), the remaining New Securities shall be allotted to the Prescribed Person(s) or any other person as the Directors may determine, at the same price and on the same terms as the offer to the Shareholders.

8.2 **Exceptions**

The restrictions in Clause 8.1 shall not apply:

(a) options to subscribe for Shares under the duly Board-approved and established share option plan(s) of the Company and Shares issued upon the exercise of such options;

(b) Shares issued upon the exercise or conversion of Share Equivalents that have been issued or granted in accordance with the Constitution and this Agreement;

(c) New Securities issued or granted for the Company to comply with its obligations under the Constitution or this Agreement;

(d) New Securities issued in consideration of the acquisition by the Company of any company or business or issued pursuant to a reorganisation whereby the then percentage holding of Shares of a Shareholder shall be the same before and after such reorganisation;

(e) New Securities issued as a result of a bonus issue of Shares;

13

14 ( f ) to an issuance of New Securities for the initial public offering and listing of the New Securities on a Recognised Securities Exchange; and ( g ) to a Share dividend to Shareholders that has been approved by the Board to the extent such share dividend is given on a pro rata basis based on their respective shareholding in the Company on a fully - diluted basis . 3. Status of new Shares Any Shares or Share Equivalents issued pursuant to this Clause 8 shall be : (a) (in respect of Shares only) val i dly issued, fully pa i d - up and rank pari passu in all respects with all other such Shares; and (b) free from any Encumbrances and, if applicable, transferred with all rights attaching to such Shares or Share Equivalents as at the date of such issuance. 9. TRANSFER OF SHARES 1. Restrictions on Transfers and Encumbrances (a) Subject to Clause 9.2, none of the Shareholders shall Transfer any Shares to any person other than to a transferee who is a Shareholder at the time of the Transfer. (b) None of the Shareholders may (i) Encumber any Shares held by it or any of its Affiliates at any time, or (ii) at any time enter into any agreement, arrangement or understanding with any person (not being a Party) to vote or refrain from voting on any Shares held by it or any of its Affiliates, whether in relation to any specified matter or generally . 2. Exceptions The restriction in Clause 9.1(a) shall not apply to: (a) a Transfer of any Share in accordance with Clause 9.3; or (b) a Transfer of any Share in accordance with Appendix 3 , and , for the avoidance of doubt, any Transfer of Shares in accordance with Clause 9.3 shall not be required to be made in accordance with Appendix 3 . 3. Transfer to Affiliates A Shareholder ("Relevant Transferor") may at any time Transfer all (and not some only) of the Shares held by it and any of its Affiliates to any of its Affiliates ("Permitted Transferee") , provided that : (a) the relevant Permitted Transferee executes and delivers a Deed of Adherence to the Shareholders and the Company prior to the completion of the relevant Transfer; and

15 (b) the relevant Transfer is made on the condition that (i) documentary evidence of such affiliation qualifying the Permitted Transferee as an Affiliate shall be provided to the reasonable satisfaction of the Shareholders other than the Relevant Transferor ; and (ii) in the event that the Permitted Transferee ceases to be an Affiliate of the Relevant Transferor, it shall procure that all (and not some only) of the Shares held by it and any of its Affiliates be further transferred to the Relevant Transferor or its Affiliate, on or prior to such cession, and this Clause 9 . 3 shall apply to such further Transfer . 4. Approval and Registration of Transfers (a) Any Transfer by a Shareholder of any Share in compliance with this Clause 9 shall: ( i ) if required by applicable Laws, be approved by the Shareholders and/or the Board; and (ii) be entered in the register of shareholders of the Company . (b) All Shareholders shall in good faith take such steps as are required to, and shall co - operate and assist each other to, commence, implement and complete such Transfer as expeditiously as reasonably practicable . (c) Any Transfer by any Shareholder (or any of their respective Affiliates) of any Shares in breach of this Clause 9 shall not be registered in the register of shareholders of the Company, and shall be void . (d) No Transfer of Shares shall be registered unless the incoming shareholder has executed the Deed of Adherence confirming to the other Shareholders that it shall be bound by this Agreement as if such person had been an original party in the capacity designated in such Deed of Adherence . 10. COMPULSORY TRANSFERS 10 . 1 Default Events A Party shall be a "Defaulting Shareholder" (and any Party not being a Defaulting Shareholder, shall be a "Non - Defaulting Shareholder") if it: (a) commits any material breach of its obligations under this Agreement and, if remediable, fails to take all necessary actions to remedy such breach within thirty (30) calendar days after written notice of such breach has been given to it by a Non - Defaulting Shareholder ; (b) goes into voluntary liquidation otherwise than for the purpose of reconstruction or amalgamation or an order of the court is made for its compulsory liquidation or a receiver (or a receiver and manager) or similar officer appointed in respect of any substantial part of its assets or a judicial manager or equivalent officer appointed ; (c) compounds or makes any composition or arrangement with its/his creditors; (d) becomes insolvent;

16 (e) is subject to a bankruptcy order or adjudged to be bankrupt; or (f) is subject to a distress, sequestration, execution, attachment or garnishee which is levied or enforced against its property, undertaking or revenues and is not discharged within ten (10) calendar days. (collectively, the "Default Events" and each a "Default Event"). 2. Rights of Non - Defaulting Shareholder A Non - Defaulting Shareholder may, within three (3) months after becoming aware that a Default Event has occurred in relation to the Defaulting Shareholder, give written notice (" Default Transfer Notice") to the Company and the Defaulting Shareholder, to require : (a) the Defaulting Shareholder to acquire the entire Shares held by such Non - Defaulting Shareholder and any of its Affiliates (the "Non - Defaulting Shares") at the Default Prescribed Price (as defined below) ; or (b) the Defaulting Shareholder to sell (or procure the sale of) the entire Shares held by the Defaulting Shareholder and any of its Affiliates (the "Defaulting Shares") at the Default Prescribed Price, to such Non - Defaulting Shareholder, and, in each case, free from Encumbrances and together with all rights attaching to the Shares. 3. Default Prescribed Price (a) The "Default Prescribed Price" shall be a price to be agreed upon between the Defaulting Shareholder and the Non - Defaulting Shareholder(s) and, in the event that such a price cannot be mutually agreed upon, at a price which the Default Auditor certifies to be in their opinion the fair value thereof in accordance with Clause 10 . 3 (b) below . (b) The Default Auditor will act as experts and not as arbitrators and will determine in writing what in their opinion was the fair value of the Defaulting Shares or Non - Defaulting Shares (as the case may be) on the date the Default Transfer Notice was deemed to have been served pursuant to Clause 10 . 2 , on the following assumptions : ( i ) valuing the Defaulting Shares or Non - Defaulting Shares (as the case may be) as on an arm's length sale between a willing - seller and a willing - purchaser; and ( ii ) valuing the Defaulting Shares or Non - Defaulting Shares (as the case may be) as a rateable proportion of the total value of the issued share capital of the Company without discount or premium, having regard to the net tangible asset value per Share and the fair value of the Company as a going concern . If any difficulty shall arise in applying any of the foregoing assumptions, then such difficulty shall be resolved by the Default Auditor in such manner as they shall in their absolute discretion think fit . All costs of the Default Auditor shall be borne by the Defaulting Shareholder . The Shareholders shall procure the Default Auditor to determine the Default Prescribed Price in accordance with this Clause 10 . 3 as soon as practicable after the

17 service of a Default Transfer Notice on the Defaulting Shareholder and the Company by any of the Non - Defaulting Shareholder(s). (c) The Parties agree that the consideration payable under Clause 10 . 2 is a genuine pre estimate of the loss or damages that would otherwise be payable (in addition to and without prejudice to all other rights or remedies available to the Non - Defaulting Shareholder, including the right to claim damages) . 4. Completion (a) The Shareholders shall procure that the completion of any Transfer of Shares in accordance with this Clause 10 shall take place on the date falling ten (10) Business Days after the Default Prescribed Price is determined . (b) On the date of completion of such acquisition or Transfer in accordance with this Clause 10 : (i) the transferor shall pay the consideration for the Defaulting Shares or Non Defaulting Shares (as the case may be) determined in accordance with Clause 10.2; ( ii ) the transferor and the transferee shall do all such other things and execute all such documents as may be required to give effect to the sale and purchase of the Defaulting Shares or Non - Defaulting Shares (as the case may be) and each be responsible for half share of the stamp duty ; ( iii ) the transferee thereto shall (subject to all formalities in respect thereof having been fulfilled) be duly registered by the Company as holder of the Defaulting Shares or Non - Defaulting Shares (as the case may be) in the Company's register of members ; ( iv ) the exiting Shareholder shall repay all loans, borrowings and indebtedness outstanding to the Company from the exiting Shareholder (together with any accrued interest thereon) ; (v) the Shareholder(s) shall procure the Company to repay all loans, borrowings and indebtedness outstanding to the exiting Shareholder from the Company (together with any accrued interest thereon) ; and (vi) the exiting Shareholder shall procure the resignation and/or removal of any Director appointed by it. 11. RESTRICTIVE COVENANTS 1. Non - Circumvention (a) Subject to Clause 11 . 1 (b) : (i) each of the Shareholders shall not , directly or indirectly, either alone or jointly with any other person or on behalf of any person, carry on or assist any person in carrying on any business which is or is competing with the Business, unless with the unanimous approval of all Shareholders ;

18 ( ii ) each of the Shareholders shall share with the Company any business opportunity relating to the Business that it is aware of, and presenting to the Company, the business opportunity and providing such information it is aware of to the Company for it to evaluate the business opportunity ; (b) Clause 11 . 1 (a) shall apply during the period commencing from the date of this Agreement and ending on the date falling twelve (12) months after the date on which the relevant Shareholders and their respective Affiliates (if applicable) have ceased to be a Shareholder . 2. Non - Solicitation (a) Subject to Clause 11 . 2 (b), each of the Shareholders shall not, and shall procure that its Affiliates shall not, directly or indirectly, either alone or jointly with any other person or on behalf of any person : (i) solicit or entice away or endeavour to solicit or entice away or assist any person to solicit or entice away or endeavour to solicit or entice away any key employee of the Group, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Group ; or ( ii ) solicit or assist any person in soliciting the custom of any person who is or has been at any time during the term of this Agreement, a customer of the Group ("Company Customer"), for the purpose of offering to such Company Customer, goods or services competing with those of the Business, notwithstanding that such Company Customer may have been a customer of the Shareholder prior to the date of this Agreement . (b) Clause 11 . 2 (a)shall apply during the period commencing from the date of this Agreement and ending on the date falling twelve (12) months after the date on which the Shareholder and its Affiliates have ceased to be a Shareholder (as the case may be) . 3. Non - Competition Each Shareholder shall not, and shall procure that its Affiliates shall not, directly or indirectly, either alone or jointly with any other person or on behalf of any person , operate any business that is in direct competition with the Business of the Company, unless with the unanimous approval of the Shareholders, such approval not to be unreasonably withheld . 4. Severance (a) Each undertaking contained in Clauses 11 . 1 and 11 . 2 shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, then the remaining covenants shall be valid to the extent that they are not held to be so invalid . (b) While the covenants in Clauses 11 . 1 and 11 . 2 are considered by the Parties to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

12. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Parties as at the date of this Agreement, that:

(a) where he is an individual, he has the legal right and full power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b) where it is a corporation, it is a duly established legal entity in its country of incorporation and has the power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(c) all actions, conditions and things required to be taken, fulfilled or done (including the obtaining of any necessary consents and permits) in order (i) to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement; and (ii) to ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled or done;

(d) no order has been made or petition presented for his/its bankruptcy or insolvency;

(e) no composition in satisfaction of its debts, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members of any class of its creditors and/or members, has been proposed, sanctioned or approved;

(f) no distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of its property, assets and/or undertaking; and

(g) its obligations under this Agreement are valid, binding and enforceable.

13. DURATION AND TERMINATION

13.1 Duration

This Agreement shall take effect from the date hereof and shall continue without limit in time until terminated in accordance with the provisions hereof or upon the Company being put into liquidation, in the event of the completion of a Qualifying IPO, a Qualified Trade Sale or by the unanimous agreement of all the Parties in writing (as the case may be).

13.2 Release upon Transfer

If any Shareholder (including any of its Affiliates) transfers all of its Shares in accordance with the provisions of this Agreement, then subject to Clause 13.3(b), it shall be released from all of its obligations hereunder save for its obligations under the Surviving Clauses which shall survive any termination of this Agreement.

13.3 Termination

19

20 (a) This Agreement may be terminated by mutual agreement amongst the Parties. (b) The termination of this Agreement howsoever caused and the ceasing by any Shareholder to hold any Shares shall be without prejudice to any obligations or rights of any of the Parties which have accrued prior to such termination or cessation and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination or cessation . 14. THE CONSTITUTION The provisions of this Agreement shall be in addition to and not subject to the Constitution of the Company as may be amended and/or supplemented from time to time . Subject to any applicable Law, in the event of any conflict between the provisions of this Agreement and the Constitution of the Company, this Agreement shall prevail and the Shareholders shall take all such steps as may be necessary and exercise all voting and other rights available to them so as to give effect to the provisions of this Agreement, including without limitation, amending or modifying the said Constitution so as to remove any such conflict . 15. CONFIDENTIALITY 1. Confidentiality Undertaking Subject to Clause 15 . 2 , the Parties hereby agree to keep the negotiations and communications between the Parties in connection with the preparation of this Agreement, any information obtained or provided for the purposes of negotiating this Agreement or implementing all the terms and conditions of this Agreement, all other transactions contemplated under this Agreement and the terms and conditions of this Agreement (including written information and information provided or obtained orally, visually, electronically or by other means) ("Confidential Information") strictly confidential and not disclose to any other person any Confidential Information . 2. Exceptions Clause 15 . 1 shall not prohibit disclosure or use of any Confidential Information by any Party if and to the extent : (a) the disclosure is made to any Party or any director, officer or employee of any Party whose function requires him to possess the Confidential Information ; (b) the disclosure is made to the professional advisers of each of the Parties who are subject to professional obligations of confidentiality ; (c) the disclosure is made to a person to whom, in each case, disclosure of information is permitted by this Agreement ; (d) disclosure is required by Law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Parties may be subject, provided the disclosure is to the minimum amount of information which it believes is required to satisfy its obligation ;

21 (e) the disclosure is required to vest the full benefit of this Agreement in any Party; (f) such information is or part of it is, in the public domain through no act or default on the part of the recipient, its servants and/or agents, whereupon, to the extent that it is public, this obligation shall cease ; (g) that any of such Confidential Information was previously known or already in the lawful possession of such Party prior to disclosure by any other Party hereto ; or (h) the other Party whose Confidential Information is to be disclosed has given prior written consent for such disclosure, and in respect of any disclosure under Clause 15 . 2 (d), the other Parties are, as far as reasonably practicable, given at least five (5) Business Days' written notice prior to the disclosure and consulted on the form and content of the disclosure . 3. Each of the Parties hereby agrees that it shall not use the Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement and the transactions contemplated in this Agreement . 4. The provisions of this Clause 15 and the terms and conditions of this Agreement shall supersede all prior confidentiality and non - disclosure undertakings and agreements. 5. This obligation of confidentiality shall continue to apply without limit in point in time. 16. CONTINUING EFFECTS OF THIS AGREEMENT This Agreement shall be binding on and shall inure for the benefit of each Party's successors and assigns . Save as provided in this Agreement, a Party may not assign or transfer any of his/its rights or obligations under this Agreement without the prior written consent of the other Parties . 17. ENTIRE AGREEMENT 1. This Agreement contains the entire agreement and understandings of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement . 2. Each of the Parties acknowledges and agrees that: (a) he/ it has noUdoes not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement, and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement ; and (b) this Clause 17 . 2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by fraud for which the

22 remedies shall be all those available under the law governing this Agreement. 18. NOTICES 1. Any notice, demand or other communication required or permitted to be given or given in connection with this Agreement shall be made in writing and may be delivered by hand, sent by registered post or transmitted by electronic mail to the address or email address and marked for the attention of the person(s) (if any) set out below or to such other address or email address or person(s) as any Party may have notified to the other Parties hereto in writing at least five (5) Business Days in advance of such change . The initial addresses and electronic mail addresses of the Parties are : (a) if to the Company: NANYANG BIOLOGICS PTE. LTD. Address: 10 Anson Road, #25 - 06 International Plaza, Singapore 079903 Attention: Philip Seah Email: Philip.seah@nyherbs.com (b) if to any Shareholder, at the address or e - mail address set out against its name in Appendix 1. 2. Any notice or other communication to be given under this Agreement shall be in writing, and shall be deemed to have been duly served on, given to or made in relation to a Party if it is left at the authorised address of that Party, posted by pre - paid air mail / first - class / registered post addressed to that Party at such address or by electronic mail at his or its electronic mail address and shall if : (a) personally delivered, be deemed to have been received at the time of delivery; (b) sent by post, be deemed to have been received on the second ( 2 nd ) Business Day after the date of posting (if sent by local mail) and on the seventh ( 7 th ) Business Day after the date of posting (if sent by air mail) ; or (c) sent by electronic mail, be deemed to have been received on the next Business Day after the date such communication is sent, PROVIDED that where, in the case of delivery by hand or electronic mail, delivery or transmission occurs after 6 . 00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 . 00 am on the next following Business Day . 19. GENERAL 1. Variation No amendment, supplement, deletion or replacement of this Agreement (or any of the documents referred to in this Agreement) howsoever effected, shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it . 2. Assignment

23 All rights and obligations under this Agreement are personal to the Parties and no Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties . 3. Time of Essence Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties, but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence . 4. Costs Each Party shall bear and pay its own transactional costs and expenses in connection with the negotiation, preparation, printing and execution of this Agreement . 5. Further Assurance Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required to implement and/or give full effect to this Agreement . 6. Severance If any provision of this Agreement is held to be invalid, illegal or unenforceable, then such provision shall (so far as it is invalid, illegal or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating, affecting or prejudicing any of the remaining provisions of this Agreement, which shall continue in full force and effect . Where, however, the provisions of any such applicable Laws may be waived, they are hereby waived to the full extent permitted by such law to enable this Agreement to constitute valid and binding obligations enforceable according to its terms . 7. Waiver (a) Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provisions of this Agreement . (b) No failure to exercise and no delay in exercising on the part of any of the Parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege . The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law . 8. No Partnership or Agency Nothing in this Agreement shall constitute a partnership or establish a relationship of principal and agent or any other relationship of a similar nature between or among any of the Parties .

24 9. Rights of Third Parties A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce or to enjoy the benefit of any term of this Agreement . 10. Counterparts This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument . Any Party may enter into this Agreement by signing any such counterpart, and each counterpart, where signed and executed by any Party and transmitted to all the other Parties by electronic mail transmission, shall be as valid and effectual as if executed as an original . 20. GOVERNING LAW AND JURISDICTION 1. Governing Law This Agreement and the relationship between the Parties shall be governed by, construed and interpreted in accordance with, the laws of Singapore . 2. Dispute Resolution ( a ) Any dispute arising out of or in connection with or under this Agreement, including any question regarding its existence, validity or termination (the "Dispute") shall be resolved in accordance with the procedure in Clause 20 . 2 . ( b ) The Party raising any Dispute shall first serve written notice of the Dispute to the other Parties ("Dispute Notice") . Within 7 days of the service of a Dispute Notice, one (1) authorised representative of each Party shall seek to resolve the Dispute through good faith negotiations . If the Dispute has not been resolved within 30 days of service of the Dispute Notice, either Party shall be entitled to refer the Dispute to arbitration in accordance with the remaining provisions of Clause 20 . 2 . Notwithstanding the foregoing, nothing in this Agreement shall prevent or delay any Party from commencing arbitration proceedings under the remaining provisions of Clause 20 . 2 in relation to any Dispute in which that Party seeks interim or emergency relief . (c) Any Dispute which is not resolved in accordance with Clause 20 . 2 (b) above shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre ("SIAC") in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference to this clause . In any arbitration commenced pursuant to this clause, the tribunal shall consist of one (1) arbitrator to be appointed by the President of the Court of Arbitration of the SIAC . The language of the arbitration shall be English, and the seat of the arbitration shall be Singapore . Except as otherwise provided in the Arbitration Rules of the SIAC, any decision of the arbitrator in any matter within this Clause 20 . 2 will be final, binding and incontestable and may be used as a basis for enforcement thereon in Singapore or elsewhere . The arbitrator will be entitled to include in its decision a determination as to the payment of the costs and expenses of the arbitrator, the administrative costs of the arbitrator, the legal fees incurred by the Parties, the costs

25 and expenses of witnesses and all other costs and expenses necessa r ily incurred in the opinion of the arbitrator in order to properly settle the Dispute. {The remainder of this page is intentionally left blank]

APPENDIX 1
PARTICULARS OF THE SHAREHOLDERS

Name	Identification Details	Correspondence Address and Notice Details
Roland Ong Toon Wah	Nationality: Singaporean Identification Number: S1713456F	Address: 21 Elliot Walk, Singapore 458675 Email: ro8881@yahoo.com Attention: Roland Ong
Founder Co	Place of Incorporation: Singapore Registration Number: 202234864M	Address: 18 Jalan Klapa, Singapore 199330) Email: jeffrey.tan@amcasia.com Attention: Mr. Jeffrey Tan
AID Genomics Pte. Ltd.	Place of Incorporation: Singapore Registration Number: 202018196M	Address: 77 Robinson Road, #16-00, Robinson 77, Singapore 068896 Email: aqian@aidpartners.com Attention: Alexandra Qian
Joyre Group Pte. Ltd.	Place of Incorporation: Singapore Registration Number: 202039554K	Address: 3 Ang Mo Kio Street 62, #08-02, Link@AMK, Singapore 569139 Email: info@joyregroup.com Attention: Dickson Mah, CEO

26

27 APPENDIX 2 RESERVED MATTERS ( a ) The Company's annual budget, financial statements and financial reporting systems and processes to enable the Board to access the Company's internal control, financial performance and financial position ; ( b ) The appointment, renewal of appointment and terms of appointment (and amendment to such terms) or dismissal of any key personnel whose annual compensation , including bonuses, exceeds USD 100 , 000 , or significant alteration to their compensa i ton package ; (c) Entry into any capital expenditure or commitment in excess of USD500 , 000 at any time in respect of any one transaction or in related transact i ons in any financial year ; ( d ) Entry into any loans , lending o r borrow i ngs or financial indebtedness , in one single or a ser i es of transactions , exceeding USD500 , 000 ; ( e ) The creation or issuance any debenture constitut i ng a pledge , lien or cha r ge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking , assets or r i ghts of the Company and/o r any subsidiary exceeding USD 500 , 000 (or its equivalent in other currency or cur r encies) ; ( f ) The issuance of any Shares, debentures, or Share Equivalents involving an increase of more than 30% in the share capital of the Company in any six (6) month period ; (g) The giving or otherwise incurring obligations in respect of any guarantee or indemnity (other than in the ordinary course of business) ; (h) Any significant change of the accounting polic i es previously adopted or the financial year end date of the Company, other than as required by law or applicable accounting standards i n Singapore ; ( i ) The appointment , removal or change of the auditors of the Company and/or Subsidiary; U ) Any sale, transfer , license , charge , encumber or otherwise disposal of any proprietary technology, know - how, patents or other Intellectual Property owned by the Company and/or Subsidiary . (k) Any merger , acquisition , partnership , joint venture arrangemen , t amalgamation , consolidation, sale of majo r assets , Qualified IPO or Qual i fied Trade Sale of and/or by the Company or its Subsid i ary involving more than 30 % in the share capital of the Company in any s i x (6) month period ; ( I ) Any modification, amendment, any provIsIon of, or the entering in t o of the related party transactions between the Company and any director or shareholder of the Company (or any affil i ate of such d i rector o r shareholder) , including without limitation, directly or indirectly providing loans, and/or guarantees to any d i rector or shareholder of the Company (or an Affiliate of such director or shareholder) or providing an indemnity or guarantee to any debts of any director or shareholder of the Company (or an affiliate of such director or shareholder) ;

28 (m) Any change, restructuring , or the composition of the board of directors of the Company; (n) Any amendment or waiver of any provision of any constitutional documents of the Company ; ( o ) Any change in the nature and/or scope of the Business for the time being of the Company and/or any Subsidiary; ( p ) Any change in or increase, reduction or cancellation of the authorised or issued share capital of the Company and/or any Subsidiary or any issuance, allotment, purchase or redemption of any Shares or Shares Equivalent or grant or issuance of any options, rights or warrants or which may require the issuance of Shares in the future or any act that has effect of diluting Shareholders' shareholding in the Company by more than 30 % in any six (6) months period, or the consolidation, sub - division or conversion of any of its share capital ; ( q ) The adoption, establishment, terms (and alteration to such terms) or termination of any employee share option scheme or phantom employee share option scheme of the Company and/or its Subsidiary ; and (r) Entry into licensing and/or disposal or partial or entire interest agreements in relation to the substantial assets and Intellectual Property of the Company, including but not limited to the Intellectual Properties as set out in Appendix 4 . [the remainder of this page is intentionally left blank]

29 APPENDIX 3 TAG - ALONG, AND DRAG - ALONG RIGHTS Part 1 - Tag - Along 1. Application This Appendix 3 , Part 1 applies if any Shareholder(s), whether s i ngularly or jointly with other Shareholders , holding more than 50 % of the Shares (excluding any treasury shares and on an as - converted basis) (the " Tag Transferor") intends to Transfer Shares, other than in accordance with Clause 9 . 3 , in a bona fide sale to a third party transferee which is not an Affiliate of the Tag Transfero , r subject to the Company achieving a Qualified Trade Sale or a Qualified IPO . The Shares that the Tag Transferor(s) intends to Transfer shall be referred to as the "Tag Shares" . The Tag Transferor shall procure its Affiliates which hold the Tag Shares to comply with the provisions of this Appendix 3 , Part 1 as if it were a party to this Agreement . 2. Tag - Along Right The Tag Transferor(s) shall grant the other Shareholders (each a "Tag Transferee", and together the "Tag Transferees") a tag - along right (the "Tag - along Right") to allow the Tag Transferee the right to co - sell any Shares issued by the Company , pro - rata in proportion to its shareholding in the Company, as the Tag Shares to the Tag Third Party Purchaser (as defined below), in accordance with the terms in this Appendix 3 , Part 1 . 3. Tag Sale Notice The Tag Transferor shall give the Tag Transferee written notice (the "Tag Sale Notice") of its intention to Transfer the Tag Shares ("Proposed Tag Sale " ), which shall : (a) state the identity of the proposed transferee (the "Tag Third Party Purchaser"); (b) state the number of Tag Shares; (c) state the price per Tag Share and other terms on which the Tag Shares are proposed to be Transferred; (d) the proposed settlement date; and (e) be accompanied by all relevant documentation evidencing the Proposed Tag Sale and its terms and conditions, (collectively, the "Proposed Tag Sale Terms " ) . 4. Election Upon receipt of the Tag Sale Notice, the Tag Transferee may, at any time during a period of five (5) Business Days from the date of the Tag Sale Notice ("Tag Notice Period") :

30 (a) elect to exercise its Tag - along Right and partic i pate in the Transfer by the Tag Transferor on the same terms and conditions set out in the Tag Sale Notice by issu i ng a written not i ce ("Tag Exercise Notice " ) to the Tag Transfero , r which shall specify the number of Shares ("Tag - Along Shares " ) that the Tag Transferee elects to Transfer pursuant to th i s Append i x 3 , Part 1 ; or (b) decline to exercise the Tag - along Right. If the Tag Transferee does not for a n y reason respond to the Tag Transferor within the Tag Notice Period , the Tag Transferee shall be deemed not to have exercised the Tag - along Right . The Tag Exercise Notice is irrevocable and may not be w i thdrawnwithout the prior written consent of the Tag T r ansferor . 5. Binding Obligation Upon rece i pt of the Tag Exercise Notice, the Tag Transferee shall be bound to sell, and the relevant Tag Third Party Purchaser shall be bound to purchase , all (and not part only) of the Tag Along Shares on the Proposed Tag Sale Terms and such Transfer shall be completed , subject to this Appendix 3 , Part 1 . 6. Tag Evergreen (a) In the event there are any changes to the Proposed Tag Sale Terms , the Tag Transferee shall be notified promptly and the provisions of this Appendix 3 , Part 1 shall apply as if it were a new Transfer . (b) In the event the completion of the Proposed Tag Sale is not completed in accordance with the Proposed Tag Sale Terms for any reason whatsoever , the Tag Transferor must comply with the provisions of this Appendix 3 , Part 1 if it intends to subsequently Transfer any of its Shares . [the remainder of this page is intentionally left blank]

31 Part 2 - Drag - Along 1. Application This Appendix 3 , Part 2 applies if any Shareholders(s), whether singularly or jointly with other Shareholders, holding more than 50 % of the Shares (excluding any treasury shares and on an as - converted basis) ("Drag Shareholders") agree to a bona fide offer from a third party transferee ("Drag Purchaser") which is not an Affiliate of any Drag Shareholder and wish to Transfer all their interest in Shares (the "Sellers' Shares") to the Drag Purchaser, provided that the Company has achieved a Qualified Trade Sale or a Qualified IPO . For the avoidance of doubt, any Transfer of Shares to a Drag Purchaser pursuant to a sale in respect of which a Drag - Along Notice has been duly served shall not be subject to Appendix 3 , Part 1 and Appendix 3 , Part 2 . 2. Drag - Along Right The Drag Shareholders shall have the right to compel each other Shareholder (each a "Called Shareholder", and together, the "Called Shareholders") to sell and Transfer all their Shares of the same class as the Sellers' Shares ("Called Shares") to the Drag Purchaser, in accordance with the terms in this Appendix 3 , Part 2 ("Drag - Along Right") . The Called Shareholders shall procure its respective Affiliates which hold the Called Shares to comply with the provisions of this Appendix 3 , Part 2 as if it were a party to this Agreement . 3. Drag - Along Notice The Drag Shareholders may exercise the Drag - Along Right by giving a written notice to that effect (a "Drag - Along Notice") to the Company, which the Company shall forthwith copy to the Called Shareholders, at any time before the Transfer of the Sellers' Shares to the Drag Purchaser . A Drag - Along Notice shall : (a) state that the Called Shareholders are required to Transfer all the Called Shares pursuant to this Agreement ; (b) state the identity of the person to whom they are to be Transferred; (c) state the consideration for which the Called Shares are to be Transferred (calculated in accordance with this Appendix 3 , Part 2 ) and other terms on which the Called Shares are to be Transferred ; (d) state the proposed settlement date; and (e) append the form of any sale agreement or form of acceptance or any other document of similar effect that the Called Shareholders are required to sign in connection with such sale (the "Sale Agreement"), (collectively, the "Proposed Drag Sale Terms").

32 The Drag - Along Notice is irrevocable but shall lapse if for any reason there is not a sale of the Sellers' Shares by the Drag Shareholders to the Drag Purchaser within 60 Business Days after the date of service of the Drag - Along Notice . 4. Terms of transfer (a) The consideration (in cash or otherwise) for which each of the Called Shareholders shall be entitled to receive on the sale of the Called Shares shall be that to which they would be entitled under the Sale Agreement (the "Drag Consideration") . (b) In respect of the Proposed Drag Sale Terms, a Called Shareholder shall only be obliged to undertake to transfer legal and beneficial title to its Called Shares free from any Encumbrance upon receipt of the Drag Consideration when due and shall not be obliged to give warranties or indemnities except a warranty as to authority and capacity to enter into a Drag Document and its entitlement to transfer legal and beneficial title to the Shares held by it free from any Encumbrance . 5. Called Shareholder Obligations Within fourteen (14) Business Days of the Company copying the Drag - Along Notice to the Called Shareholders (or such later date as may be specified in the Drag - Along Notice) (the "Drag Completion Date"), each Called Shareholder shall deliver to the Company : (a) duly executed share transfer form(s) for its Shares in favour of the Drag Purchaser; (b) the relevant share certificate(s); and (c) duly executed Sale Agreement, if applicable, in the form specified i n the Drag - Along Notice or as otherwise specified by the Company, (collectively, the "Drag Documents") . 6. Failure to deliver Drag Documents In the event a Called Shareholder fails to deliver the Drag Documents for its Called Shares to the Company by the Drag Completion Date: (a) the Company and each Director shall be constituted and shall be deemed to have been appointed the agent and attorney of such defaulting Called Shareholder with full power to: ( i ) take such actions and complete, execute and deliver, in the name and on behalf of the defaulting Called Shareholder, any Drag Document or such other agreements or documents as are necessary to effect the Transfer of the defaulting Called Shareho l der's Called Shares pursuant to this Appendix 3 . Part 2 against payment, allotment or transfer of the relevant Drag Consideration to the Company ; and

33 ( ii ) (subject to the transfer being duly stamped) enter the Drag Purchaser in the electronic register of members as the holder of the relevant Called Shares purchased by it ; and ( b ) the Company's receipt of the Drag Consideration shall be a good discharge to the defaulting Called Shareholder . Upon receipt of the Drag Consideration, the Company shall (if applicable) pay the Drag Consideration into a separate bank account in the Company's name on trust (but without interest) or otherwise hold the Drag Consideration on trust for the defaulting Called Shareholder until it has delivered to the Company its share certificate(s) i n respect of the relevant Called Shares (or a duly executed indemnity for lost share certificate(s) in a form acceptable to the Board) . 7. Consideration (a) Subject to paragraph 5 , on the Drag Completion Date, the Company shall pay or transfer to each Called Shareholder, on behalf of the Drag Purchaser, the Drag Consideration that is due to the extent the Drag Purchaser has paid, allotted or transferred such consideration to the Company . The Company's rece i pt of the Drag Consideration shall be a good discharge to the Drag Purchaser . Following the Company's receipt of the Drag Consideration, but pending its payment or transfer to the Called Shareholder, the Company shall hold the Drag Consideration in trust for each of the Called Shareholders without any obligation to pay interest . (b) To the extent that the Drag Purchaser has not, on the Drag Completion Date, transferred the Drag Consideration that is due to the Company, the Called Shareholders shall be entitled to the immediate return of the Drag Documents for the relevant Shares and the Called Shareholders shall have no further rights or obligations under this Appendix 3 , Par t l in respect of their Shares . 8. Drag Evergreen (a) In the event there are any changes to the Proposed Drag Sale Terms, the Called Shareholders shall be notified promptly and the provisions of this Appendix 3 , Part 2 shall apply as though it were a new offer by a Drag Purchaser . (b) In the event any Drag - Along Notice lapses, the Drag Shareholders must comply with the provisions of this Appendix 3 , Part 2 if it intends to subsequently exercise the drag - along rights hereunder . [the remainder of this page is intentionally left blank]

34 APPENDIX4 INTELLECTUAL PROPERTIES OF THE COMPANY 1. NYH 001 : Natural product isolated from herb 3 by Nanyang Biologics - NTU Joint Laboratory at NTU . It shows anti - cancer activity in both in vitro and in in vivo animal xenograft cancer models (Technology Disclosures and PCT patent application filed by NTUitivie, NTU) . 2. NYH 002 : Chemical derivative from NYH 001 developed by Nanyang Biologics - NTU Joint Laboratory at NTU . It shows enhanced anti - cancer activity as compared with NYH 001 in both in vitro and in in vivo animal xenograft cancer models . (Technology Disclosures and PCT patent application have been filed by NTUitivie, NTU) . 3. NYH 007 : Chemical derivative from NYH 001 developed by Nanyang Biologics - NTU Joint Laboratory at NTU . It shows enhanced anti - cancer activity as compared with NYH 001 in both in vitro and in in vivo animal xenograft cancer models (Technology Disclosures and PCT patent application have been filed by NTUitivie, NTU) . 4. M 1 L : Extract of plant M 1 leaves prepared by Nanyang Biologics - NTU Joint Laboratory at NTU . M 1 L shows reduction of oxidated LDL induced foam cell formation and inflammatory in in vitro cellular experiments, suggesting potential application on prevention and treatment of cardiovascular diseases . 5. M 3 L : Extract of plant M 3 leaves prepared by Nanyang Biologics - NTU Joint Laboratory at NTU . M 3 L shows reduction of oxidated LDL induced foam cell formation and inflammatory in in vitro cellular experiments, suggesting potential application on prevention and treatment of cardiovascular diseases . 6. M 6 L : Extract of plant M 6 leaves prepared by Nanyang Biologics - NTU Joint Laboratory at NTU . M 6 L shows reduction of oxidated LDL induced foam cell formation, inflammatory and oxidative stress - induced cell death in in vitro cellular experiments, suggesting potential application on prevention and treatment of cardiovascular d i seases . 7. M 6 S : Extract of plant M 6 stems prepared by Nanyang Biologics - NTU Joint Laboratory at NTU . M 6 L shows reduction of oxidated LDL induced foam cell formation, inflammatory and oxidative stress - induced cell death in in vitro cellular experiments, suggesting potential application on prevention and treatment of cardiovascular diseases . 8. M?L : Extract of plant M 7 leaves prepared by Nanyang Biologics - NTU Joint Laboratory at NTU . M?L shows reduction of oxidated LDL induced foam cell formation, inflammatory and oxidative stress - induced cell death in in vitro cellular experiments, suggesting potential application on prevention and treatment of cardiovascular diseases . 9. Nanyang Biologics - NTU Joint Laboratory at NTU will research on identification and isolation of active ingredients from M 1 L, M 3 L, M 6 L , M 6 S, and M?L . [the remainder of this page is intentionally left blank]

APPENDIX 5 FORM OF DEED OF ADHERENCE THIS DEED is made and issued on ( ] by [ ] ([the "Transferor"] / [the "Subscriber"]). This Deed is supplemental to the Shareholder ' s Agreement dated [ 2023 between the Shareholders and the Company (each as defined in the Shareholders ' Agreement), as amended from time to time ("Shareholders' Agreement") . WHEREAS: (A) By a [transfer] / (subscription for shares] dated ( ] the [Transferor transferred to [ ] (the " Transferee " )] / [the Subscriber subscribed for] Ordinary Shares in the capital of Nanyang Biologics Pte . Ltd . (the "Company") (together the " ( Transferred Shares"/ "Subscribed Shares " ]) . (B) This Deed is entered into in compliance with the terms of the Shareholders' Agreement . NOW THIS DEED WITNESSETH AND IT 15 HEREBY AGREED : 1. Words and expressions used in this Deed shall have the same meaning as is given to them in the Shareholders ' Agreement unless the context otherwise expressly requires. 2. The [Transferee]/ [Subscriber] hereby agrees to assume the benefit of the rights [of the Transferor] under the Shareholders' Agreement in respect of the [Transferred] / (Subscribed] Shares and hereby agrees to assume and assumes the burden of the [Transferor's] obligations under the Shareholders' Agreement to be performed after the date hereof in respect of the [Transferred] / [Subscribed] Shares . 3. The [Transferee] / [Subscriber] hereby agrees to observe, perform and be bound by all the terms of the Shareholders' Agreement which : (a) are applicable to it ; and (b) have not been performed as at the date of this Deed, to the intent and effect that the [Transferee] / [Subscriber] shall be deemed with effect from the date of the registration of the [Transferee] / [Subscriber] as holder of the [Transferred Shares] / [Subscr i bed Shares] to be a party to the Shareholders' Agreement (as i f named as a party to that agreement) 4. This deed is made for the benefit of : (a) the parties to the Shareholders' Agreement; and (b) any other person or persons who may after the date of the Shareholders' Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders ' Agreement and be permitted to do so by the terms thereof . This Deed is enforceable against the [Transferee] / (Subscriber] by any of the parties, persons and corporations in whose favour and for whose benefit th i s Deed is executed .

5. For the purposes of the Shareholders' Agreement , the address and electronic mail address of the [Transferee]/ [Subscriber] are as follows: Address Attention Email [•] [•] [•] 6. Save as may be expressly provided in the Shareholders' Agreement, nothing in this Deed shall operate to release or discharge the Transferor from any of the Transferor's obligations and liabilities under the Shareholders' Agreement . 7. This Deed shall be governed by , and construed in accordance with, the laws of Singapore. IN WITNESS WHEREOF this Deed has been entered i nto on the date stated at the beginning. The Common Seal of [•] was hereunto affixed in the presence of: Director Director/ Secretary [The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been duly executed on the date stated at the beginning. THE COMPANY SIGNED by ROLAND ONG TOON WAH for and on behalf of NANYANG BIOLOGICS PTE. LTD. ) ) !6 ) ) ) in the presence of:

FOUNDER CO SIGNED by [•] Li Hoi Yeung for and on behalf of [•] Apexus Therapeutics Pte. Ltd. in the presence of:

SUBSCRIBERS SIGNED by [•] Kelvin Wu for and on behalf of AID GENOMICS PTE. LTD. ) !1 ) ) ) ) i n the presence of : Name of Witness : SIGNED by [•] for and on behalf of JOYRE GROUP PTE LTD in the presence of : Name of Witness: